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                                                                   EXHIBIT 28(a)

Report of Independent Chartered Accountants to the directors and shareholders of Wellman International Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Wellman International Limited and Subsidiaries (the company) at 31 December 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and other comprehensive income/(loss), and cash flows for the three years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Wellman International Limited and Subsidiaries as of 31 December 2003 and 2002, and the results of their operations and their cash flows for the three years ended 31 December 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG
KPMG
Chartered Accountants
Dublin, Ireland

20 February 2004